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                                                                  EXHIBIT 10.15



                           CALIFORNIA MICROWAVE, INC.








November 10, 1995



B. Carl Lee
954 Yarmouth Way
San Jose, CA  95120



Dear Carl:

                  I am pleased to confirm California Microwave, Inc.'s ("CMD") offer to you to become Vice President and Corporate Controller and an Officer of the Corporation. In this position you would report directly to me. Your base salary would be at the rate of $160,000.00 per year, payable bi-weekly and would be subject to review shortly after the end of CMI's 1996 fiscal year (at the same time as all other executives in the Company).

                  For fiscal year 1996, you would be eligible to participate in CMI's Executive Incentive Program (EIP) with a target bonus of 35% of your base salary. A copy of the EIP for FY 1996 is enclosed. The Fiscal Year bonus will be prorated for the year based on the actual time worked.

                  You would also be eligible to participate in the CMI Executive Benefit Plan. The Plan is available for any of the uses set forth on the attached schedule of Executive Benefit options and would provide you with an additional 7% of your base salary, plus target bonus, for the period of your employment in fiscal year 1996.

                  As an employee of California Microwave a fringe benefit package, including medical, dental and life insurance, would be available to you and your dependents effective on the first day of employment. Once you meet the eligibility
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requirements, you would also be able to participate in CMI's 401(k) Tax-Deferred
Savings Plan, the Deferred Profit Sharing Plan and the Company's Employee Stock Purchase Plan. You would be provided with term life insurance coverage valued at two times your annual base salary.

                  Upon commencement of your regular full-time employment you would be granted, subject to approval of the Compensation Committee of the CMI Board Directors, an option to purchase, at a price equal to the fair market value on the date of approval by the compensation committee, 30,000 shares of California Microwave common stock in accordance with CMI's Stock Option Plan. The option vests 25% per year over the four years on each anniversary date of your grant.

                  Company policy grants employees two weeks of vacation annually for the first five years of employment.

                  Carl, I look forward to discussing with you these arrangements and to agree upon your official date as a CMI regular, full-time employee beginning December 1, 1995.

                  If the terms of this offer are acceptable to you, please so indicate by signing in the space provided below, and returning a copy of this letter to me no later than November 17, 1995.

Sincerely,

CALIFORNIA MICROWAVE, INC.


/s/Garrett E. Pierce
Garrett E. Pierce                       Agreed:/s/B. Carl Lee
                                               -----------------
Executive Vice President
and Chief Financial Officer             Date: November 13, 1995


Attachments:               FY 1996 EIP
                            Executive Benefit Options